Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-281733 on Form S-4 of our reports dated February 28, 2024 relating to the financial statements of Glatfelter Corporation and the effectiveness of Glatfelter Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Glatfelter Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

September 10, 2024